Exhibit 99.1

NEWS RELEASE
For More Information Contact:
Rodney L. Underdown (913-344-9395)	Peggy Landon (913-344-9315)
Chief Financial Officer	Director of Investor Relations and
Corporate Communications

Compass Minerals Continues Streak of
Full-Year Earnings Improvement
Fourth-Quarter Earnings Lower Due to Reduced Demand for
Seasonal Deicing Products and Sulfate of Potash Specialty Fertilizer

OVERLAND PARK, Kan. (February 8, 2010) – Compass Minerals (NYSE: CMP) reports the following results of its fourth-quarter and full-year 2009 operations:

•
Net earnings for the three months ended December 31, 2009, were $62.5 million, or $1.88 per diluted share, compared to $80.1 million, or $2.41 per diluted share, in the prior-year quarter.  Excluding special items, net earnings for the fourth quarter of 2008 were $81.0 million, or $2.44 per diluted share.

•
For the sixth consecutive year, Compass Minerals posted record full-year earnings excluding special items.  Net earnings for 2009 were $163.9 million, or $4.92 per diluted share, compared to $159.5 million, or $4.81 per diluted share, in 2008.  Excluding special items from both years, 2009 net earnings were $166.9 million, or $5.01 per diluted share, compared to 2008 net earnings of $163.5 million, or $4.93 per diluted share.

•	The company’s full-year operating margin improved by five percentage points compared to 2008, reflecting strong pricing and stable costs.

•
Fourth-quarter sales were $312.2 million, compared to $388.3 million in the prior-year quarter, as the benefit of strong salt pricing was more than offset by the effects of significantly milder weather year over year in the company’s primary deicing markets and continued weak demand for potash fertilizers.

•
Fourth-quarter salt segment sales volumes declined 23 percent from the year-ago period, primarily due to lower weather-driven demand for deicing products.  Improved pricing and similar per-unit costs year over year generated a four percentage point improvement in salt segment operating margin, with segment operating earnings of $92.5 million compared to $94.2 million in the 2008 quarter.

Compass Minerals

•
Fourth-quarter specialty fertilizer sales volumes rebounded 21 percent from third-quarter 2009 but were 31 percent below the prior-year quarter, consistent with the worldwide decline in potash fertilizer sales.  Specialty fertilizer segment operating earnings were $12.6 million compared to $11.6 million in the third quarter and $36.6 million in the fourth quarter of 2008.

“Winter weather variability is an ordinary part of our company and Compass Minerals’ rock salt mining costs are largely variable, giving us the flexibility to accommodate a wide range of weather outcomes.  As a result, we were able to improve our salt segment operating margins despite milder weather year over year,” said Angelo Brisimitzakis, Compass Minerals president and CEO.  “At the same time, we are encouraged by the near-term outlook for our specialty potash fertilizer segment.  Sulfate of potash sales volumes were modestly higher than in the prior 2009 quarters, and we expect significantly stronger demand at attractive prices in the first quarter of 2010.”

Financial Results (in millions except per-share data)
	Three months ended December 31,		Twelve months ended December 31,
	2009	2008	2009	2008
Sales	$312.2	$388.3	$963.1	$1,167.7
Sales less shipping and handling (product sales)	232.4	283.3	713.8	826.6
Operating earnings	96.1	121.2	270.2	274.2
Operating margin	31%	31%	28%	23%
Net earnings	62.5	80.1	163.9	159.5
Net earnings, excluding special items*	62.5	81.0	166.9	163.5
Diluted earnings per share	1.88	2.41	4.92	4.81
Diluted earnings per share, excluding special items*	1.88	2.44	5.01	4.93
EBITDA*	107.1	131.7	306.6	310.0
Adjusted EBITDA*	108.1	131.8	313.9	315.6
*These are non-GAAP financial measures.  Reconciliations to GAAP measures of performance are provided in tables following this release.

SALT SEGMENT
Winter weather arrived very late in Compass Minerals’ primary deicing markets in North America and the U.K., generating lower-than-normal fourth-quarter demand for deicing products.  By contrast, the company benefited from more-severe-than-normal winter weather in the 2008 quarter.  This year-over-year weather variation drove a 14 percent reduction in fourth-quarter salt sales when compared to the prior year.  Salt product sales, which exclude the cost of shipping and handling, declined by 9 percent to $206.1 million but operating earnings declined by only 2 percent to $92.5 million, reflecting improved pricing and consistent per-unit costs.

Compass Minerals

Highway deicing average selling prices improved 8 percent over the 2008 quarter, consistent with the results of the annual bid process.  Highway deicing sales volumes declined 25 percent due to the year-over-year differences in weather-driven demand, with the reduction slightly offset by improved demand for the rock salt used by chlor-alkali manufacturers.
Milder winter weather also reduced demand for professional and consumer deicing products, driving an overall 17 percent decline in consumer and industrial sales volumes compared to the 2008 quarter.  Average selling prices for consumer and industrial products were up 12 percent over the 2008 period as a result of the company’s ongoing focus on maximizing the value of its consumer and industrial production, which continues to contribute to improved salt segment operating margins.  The implementation of this strategy also contributed to the year-over-year reduction in sales volumes.

Salt Segment Performance (in millions except for sales volumes and prices per short ton)
	Three months ended December 31,		Twelve months ended December 31,
	2009	2008	2009	2008
Sales	$283.1	$328.0	$825.8	$923.3
Sales less shipping and handling (product sales)	$206.1	$226.8	$586.2	$605.0
Operating earnings	$92.5	$94.2	$232.4	$191.7
Operating margin	33%	29%	28%	21%
Sales volumes (in thousands of tons):
Highway deicing	3,127	4,154	9,608	12,237
Consumer and industrial	732	877	2,463	2,852
Total salt	3,859	5,031	12,071	15,089
Average sales price (per ton):
Highway deicing	$51.38	$47.53	$46.64	$43.57
Consumer and industrial	$167.23	$149.03	$153.33	$136.82
Total salt	$73.36	$65.22	$68.41	$61.19

For the full year, salt sales were $825.8 million compared to $923.3 million in 2008, reflecting the contrast between mild winter weather throughout 2009, which reduced sales volumes, and severe winter weather in 2008.  However, 2009 salt operating earnings improved 21 percent over 2008 to $232.4 million, and the salt segment operating margin grew to 28 percent compared to 21 percent in 2008 due to price improvements, lower unit shipping and handling costs, and the ongoing stability of production costs.

Winter Weather Effect
 Compass Minerals estimates that fewer than normal snowfall events throughout its service areas in the fourth quarter of 2009 reduced sales of highway, professional and consumer deicing products by approximately $26 to $30 million and decreased operating earnings by approximately $13 to $16 million compared to a normal-weather fourth quarter.  By contrast, above-average

Compass Minerals

deicing demand in the 2008 quarter benefited sales by an estimated $45 million to $50 million and increased fourth-quarter operating earnings by approximately $16 million to $18 million.

Estimate of Effect of Weather on Salt Segment Performance (in millions)
	Three months ended December 31,		Twelve months ended December 31,
	2009	2008	2009	2008
Favorable (unfavorable) to normal weather:
Sales	($26) to ($30)	$45 to $50	($30) to ($40)	$85 to $95
Operating earnings	($13) to ($16)	$16 to $18	($14) to ($18)	$26 to $30

Winter weather was also milder than normal in the first quarter of 2009.  The effects of mild weather on first- and fourth-quarter deicing demand resulted in an estimated $30 million to $40 million reduction of full-year sales and an estimated $14 million to $18 million reduction of operating earnings compared to a normal-weather year.  Conversely, first-quarter and full-year 2008 sales and earnings benefited from significantly more-severe-than-normal winter weather.

SPECIALTY FERTILIZER SEGMENT
Specialty fertilizer sales declined to $26.3 million in the fourth quarter from $57.8 million in the prior year, product sales were $23.5 million compared to $54.0 million in the 2008 quarter, and operating earnings were $12.6 million, down from $36.6 million in 2008, as growers and retailers continued to postpone potash nutrient purchases.  The company sold 41,200 tons of specialty fertilizer in the fourth quarter, which was the highest quarterly sales volume of 2009, though below the 59,300 tons sold in the 2008 quarter.  Average selling prices in the 2009 quarter were $640 per ton compared with $975 in the prior-year quarter and $706 per ton in the prior quarter.

Specialty Fertilizer Segment Performance (in millions except for sales volumes and prices per short ton)
	Three months ended December 31,		Twelve months ended December 31,
	2009	2008	2009	2008
Sales	$26.3	$57.8	$126.8	$232.9
Sales less shipping and handling (product sales)	$23.5	$54.0	$117.1	$210.1
Operating earnings	$12.6	$36.6	$76.0	$117.7
Operating margin	48%	63%	60%	51%
Sales volume (in thousands of tons)	41	59	153	391
Average sales price (per ton)	$640	$975	$828	$596

Full-year specialty fertilizer sales were $126.8 million compared to $232.9 million in 2008, and operating earnings were $76.0 million compared to $117.7 million.  Segment operating margins improved 9 percentage points, driven by a 39 percent increase in full-year average selling prices, partially offset by a 61 percent decline in sales volumes.

Compass Minerals

OTHER FINANCIAL HIGHLIGHTS
Fourth quarter selling, general and administrative expenses declined 12 percent primarily due to lower variable compensation and lower promotional spending.
Interest expense declined by $3.4 million, or 37 percent, due to lower average interest rates on the company’s long-term borrowings.
Other expense of $1.0 million primarily reflects foreign exchange losses, whereas the company posted foreign exchange gains in the 2008 quarter that were almost fully offset by the $1.4 million cost to call part of the company’s highest-cost debt.
Cash flows from operations for 2009 were $118.9 million compared to $254.1 million in 2008.  The year-over-year decline reflects an increase in inventory resulting from the company’s short-term goal to leverage its advantaged sulfate of potash specialty fertilizer assets to invest in additional low-cost inventory.  Working capital, excluding cash, increased by $144.9 million in 2009.
Outlook
“While we can’t predict weather conditions for the balance of the year, we are committed to managing our business in a manner that produces solid results for our shareholders in every season.  We will continue to focus on maintaining strong salt segment margins that appropriately reflect the indispensable nature of our products and support our investment in the expansion of our advantaged Goderich, Ontario, mine so that we can meet our customers’ needs well into the future,” Dr. Brisimitzakis continued.  “In addition, we believe that specialty fertilizer customers are cautiously returning to the market, and we expect a meaningful improvement in sulfate of potash demand in 2010.  While the average selling price of SOP is almost certain to settle lower than our 2009 average, we still expect 2010 SOP prices to provide attractive margins.”
Conference Call
The company will discuss its results on a conference call tomorrow, Tuesday, February 9, at 9:00 a.m. ET.  To access the conference call, interested parties should visit the company’s website at www.CompassMinerals.com or dial (877) 228-7138.  Callers must provide the conference ID number 51680138.  Outside of the U.S. and Canada, callers may dial (706) 643-0377.  Replays of the call will be available on the company’s website for two weeks.  The replay can also be accessed by phone for seven days at (800) 642-1687, conference ID 51680138.  Outside of the U.S. and Canada, callers may dial (706) 645-9291. An updated summary of the company’s performance is included in a presentation available on the company’s website at www.compassminerals.com/presentation.

Compass Minerals

About Compass Minerals
Based in the Kansas City metropolitan area, Compass Minerals is a leading producer of minerals, including salt, sulfate of potash specialty fertilizer and magnesium chloride.  The company provides highway deicing salt to customers in North America and the United Kingdom and specialty fertilizer to growers worldwide.  Compass Minerals also produces consumer deicing and water conditioning products, ingredients used in consumer and commercial foods, and other mineral-based products for consumer, agricultural and industrial applications.  Compass Minerals also provides records management services to businesses throughout the U.K.
Non-GAAP Measures
Management uses a variety of measures to evaluate the company’s performance.  In addition to using GAAP financial measures, such as gross profit, net earnings and cash flows generated by operating activities, management uses EBITDA, a non-GAAP financial measure, to evaluate the performance of our core business operations.  To effectively manage our resource allocation, cost of capital and income tax positions, we evaluate the operating units on the basis of EBITDA.  EBITDA is not calculated under GAAP and should not be considered in isolation or as a substitute for net earnings, cash flows or other financial data prepared in accordance with GAAP or as a measure of our overall profitability or liquidity.  EBITDA excludes interest expense, income taxes and depreciation and amortization, each of which is an essential element of our cost structure and cannot be eliminated.  Our borrowings are a significant component of our capital structure and interest expense is a continuing cost of debt.  We are also required to pay income taxes.  We have a significant investment in capital assets, and depreciation and amortization reflect the utilization of those assets in order to generate revenues.  Consequently, any measure that excludes these elements has material limitations.  EBITDA does, however, include other cash and non-cash items which management believes are not indicative of the ongoing operating performance of our core business operations.  Management excludes these items to calculate adjusted EBITDA.  While EBITDA and adjusted EBITDA are frequently used as measures of operating performance, these terms are not necessarily comparable to similarly titled measures of other companies due to potential inconsistencies in the methods of calculation.
Excluding special items from net earnings is meaningful to investors because it provides insight with respect to the ongoing operating results of the company.  Special items include costs to redeem senior subordinated discount notes and refinancing costs in both 2009 and 2008.  Management’s calculations of these measures are set forth in the following tables.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on the Company's current expectations and involve risks and

Compass Minerals

uncertainties that could cause the Company's actual results to differ materially. The differences could be caused by a number of factors including those factors identified in the “Risk Factors” sections of our Annual and Quarterly Reports on Forms 10-K and 10-Q. The Company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments.

Reconciliation for EBITDA and Adjusted EBITDA (unaudited) (in millions)
	Three months ended December 31,		Twelve months ended December 31,
	2009	2008	2009	2008
Net earnings	$62.5	$80.1	$163.9	$159.5
Income tax expense	26.9	31.9	73.2	67.5
Interest expense	5.7	9.1	25.8	41.6
Depreciation, depletion and amortization	12.0	10.6	43.7	41.4
EBITDA	$107.1	$131.7	$306.6	$310.0
Adjustments to EBITDA:
Other expense(1)	1.0	0.1	7.3	5.6
Adjusted EBITDA	$108.1	$131.8	$313.9	$315.6

(1) Primarily includes interest income and foreign exchange gains and losses. The twelve-month period ended December 31, 2009, includes pre-tax costs of $5.0 million to redeem $90 million of our 12% senior subordinated discount notes. The three-month and twelve-month periods ended December 31, 2008, include pre-tax costs of $1.4 million and $6.5 million, respectively, for call premiums related to the redemption of a portion of our 12% senior subordinated discount notes.

Reconciliation for Net Earnings, Excluding Special Items (unaudited) (in millions)
	Three months ended December 31,		Twelve months ended December 31,
	2009	2008	2009	2008
Net earnings	$62.5	$80.1	$163.9	$159.5
Note redemption costs, net of tax(1)	–	0.9	3.0	4.0
Net earnings, excluding special items	$62.5	$81.0	$166.9	$163.5

(1) The twelve-month period ended December 31, 2009, includes pre-tax costs of $5.0 million to redeem $90 million of our 12% senior subordinated discount notes. The three-month and twelve-month periods ended December 31, 2008, include pre-tax costs of $1.4 million and $6.5 million, respectively, for call premiums related to the redemption of a portion of our 12% senior subordinated discount notes.

Compass Minerals

COMPASS MINERALS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
( in millions, except share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008

Sales	$312.2	$388.3	$963.1	$1,167.7
Shipping and handling cost	79.8	105.0	249.3	341.1
Product cost	115.2	138.0	359.7	470.4
Gross profit	117.2	145.3	354.1	356.2

Selling, general and administrative expenses	21.1	24.1	83.9	82.0
Operating earnings	96.1	121.2	270.2	274.2

Other expense:
Interest expense	5.7	9.1	25.8	41.6
Other, net	1.0	0.1	7.3	5.6
Earnings before income taxes	89.4	112.0	237.1	227.0
Income tax expense	26.9	31.9	73.2	67.5
Net earnings	$62.5	$80.1	$163.9	$159.5

Basic net earnings per common share	$1.88	$2.42	$4.93	$4.82
Diluted net earnings per common share	$1.88	$2.41	$4.92	$4.81
Cash dividends per share	$0.355	$0.335	$1.42	$1.34

Weighted-average common shares outstanding (in thousands): (1)
Basic	32,623	32,431	32,574	32,407
Diluted	32,633	32,491	32,596	32,477

(1)
The company has adopted the two-class method of calculating earnings per share to account for its stock awards that receive non-forfeitable dividends.  As a result, the above basic and diluted weighted shares outstanding do not include 691,000 and 704,000 participating securities in the three- and twelve-month periods ending December 31, 2009, respectively, and 734,000 and 712,000 participating securities in the three- and twelve-month periods ending December 31, 2008, respectively.  As required, the two-class method of calculating earnings per share has been retrospectively applied to the 2008 weighted-average shares outstanding shown above, and the basic and diluted earnings per share for the 2008 periods shown above did not change from those previously reported.

Compass Minerals

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(in millions)

	December 31,	December 31,
	2009	2008

ASSETS
Cash and cash equivalents	$13.5	$34.6
Receivables, net	167.5	210.4
Inventories	273.2	123.3
Other current assets	29.2	22.2
Property, plant and equipment, net	463.8	383.1
Intangible and other noncurrent assets	56.6	49.0
Total assets	$1,003.8	$822.6

LIABILITIES AND STOCKHOLDERS' EQUITY
Total current liabilities	$184.6	$215.5
Long-term debt, net of current portion	486.6	491.6
Deferred income taxes and other noncurrent liabilities	109.5	51.0
Total stockholders' equity	223.1	64.5
Total liabilities and stockholders' equity	$1,003.8	$822.6

Compass Minerals

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(in millions)

	Twelve Months Ended
	December 31,
	2009	2008
Net cash provided by operating activities	$118.9	$254.1

Cash flows from investing activities:
Capital expenditures	(94.1)	(67.8)
Purchase of a business	(3.6)	–
Other, net	(1.2)	1.1
Net cash used in investing activities	(98.9)	(66.7)

Cash flows from financing activities:
Proceeds from the issuance of long-term debt	97.5	–
Principal payments on long-term debt	(93.9)	(94.2)
Revolver activity	(8.6)	(23.3)
Tender and call premiums and fees paid to redeem debt	(4.1)	(5.4)
Dividends paid	(47.2)	(44.3)
Proceeds received from stock option exercises	3.3	1.8
Excess tax benefits from equity compensation awards	3.2	3.1
Deferred financing costs	(2.4)	–
Other, net	(1.1)	–
Net cash used in financing activities	(53.3)	(162.3)
Effect of exchange rate changes on cash and cash equivalents	12.2	(2.6)
Net change in cash and cash equivalents	(21.1)	22.5
Cash and cash equivalents, beginning of the year	34.6	12.1
Cash and cash equivalents, end of period	$13.5	$34.6

Compass Minerals

COMPASS MINERALS INTERNATIONAL, INC.
SEGMENT INFORMATION (unaudited)
(in millions)

		Specialty	Corporate
Three Months Ended December 31, 2009	Salt	Fertilizer	and Other(a)	Total
Sales to external customers	$283.1	$26.3	$2.8	$312.2
Intersegment sales	0.3	6.6	(6.9)	–
Shipping and handling cost	77.0	2.8	–	79.8
Operating earnings (loss)	92.5	12.6	(9.0)	96.1
Depreciation, depletion and amortization	7.6	2.6	1.8	12.0
Total assets	705.8	233.7	64.3	1,003.8

		Specialty	Corporate
Three Months Ended December 31, 2008	Salt	Fertilizer	and Other(a)	Total
Sales to external customers	$328.0	$57.8	$2.5	$388.3
Intersegment sales	0.1	7.1	(7.2)	–
Shipping and handling cost	101.2	3.8	–	105.0
Operating earnings (loss)	94.2	36.6	(9.6)	121.2
Depreciation, depletion and amortization	7.4	2.8	0.4	10.6
Total assets	592.5	183.0	47.1	822.6

		Specialty	Corporate
Twelve Months Ended December 31, 2009	Salt	Fertilizer	and Other(a)	Total
Sales to external customers	$825.8	$126.8	$10.5	$963.1
Intersegment sales	0.7	13.9	(14.6)	–
Shipping and handling cost	239.6	9.7	–	249.3
Operating earnings (loss)	232.4	76.0	(38.2)	270.2
Depreciation, depletion and amortization	29.5	9.2	5.0	43.7

		Specialty	Corporate
Twelve Months Ended December 31, 2008	Salt	Fertilizer	and Other(a)	Total
Sales to external customers	$923.3	$232.9	$11.5	$1,167.7
Intersegment sales	0.4	22.4	(22.8)	–
Shipping and handling cost	318.3	22.8	–	341.1
Operating earnings (loss)	191.7	117.7	(35.2)	274.2
Depreciation, depletion and amortization	28.9	10.2	2.3	41.4

a) “Corporate and Other” includes corporate entities, the records management business and eliminations.  Corporate assets include deferred tax assets, deferred financing fees, investments related to the non-qualified retirement plan and other assets not allocated to the operating segments.